SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) March 19, 2007
ProLogis

(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

14100 East 35th Place, Aurora, Colorado	80011

(Address of Principal Executive Offices)	(Zip Code)
(303) 375-9292

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.
Item 3.01. Unregistered Sale of Equity Securities.
     On March 19, and March 20, 2007, respectively, ProLogis issued press releases announcing the commencement and pricing of its issuance of $1.1 billion aggregate principal amount of its 2.25% convertible senior notes due 2037 (the “Notes”). A copy of each press release is included in this report as Exhibits 99.1 and 99.2 and incorporated herein by reference.
     The closing of the sale of the Notes occurred on March 26, 2007. The aggregate proceeds to ProLogis from the sale of the Notes, after the initial purchasers’ discounts and offering expenses, are estimated to be approximately $1.074 billion. ProLogis intends to us the net proceeds for the repayment of debt under its global line of credit and for general corporate purposes.
     The Notes will bear interest at a rate of 2.25% per annum and mature on April 1, 2037. Prior to February 1, 2012, upon the occurrence of specified events, the Notes will be convertible at the option of the holder into cash, common shares or a combination of cash and common shares, at the election of ProLogis, at an initial conversion rate of 13.0576 shares per $1,000 principal amount of Notes. The initial conversion price of approximately $76.58 represents a 20% premium to the closing price of ProLogis’s common shares on March 20, 2007. On and after February 1, 2012, the Notes will be convertible at any time at the option of the holder into cash, common shares, or a combination of cash and common shares, at the election of ProLogis, at the initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.
     On or after April 5, 2012, ProLogis may at its option redeem all or part of the Notes for cash, provided that ProLogis must make at least 10 semi-annual interest payments (including the interest payments on October 1, 2007 and April 1, 2012) in full before redeeming any Notes. ProLogis may also redeem all of the Notes at any time prior to maturity to the extent necessary to preserve ProLogis’ status as a real estate investment trust. Holders may require ProLogis to repurchase the Notes for cash in full on April 1 of 2012, 2017, 2022, 2027 and 2032 and at any time prior to their maturity upon a fundamental change. In connection with any redemption or repurchase, the redemption or repurchase price will be equal to 100% of the principal amount of the Notes being redeemed or repurchased plus any accrued and unpaid interest.
     In connection with the closing, ProLogis entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers. Under the Registration Rights Agreement, ProLogis has agreed, for the benefit of the holders of the Notes, to file with the Securities and Exchange Commission, or have on file, a shelf registration statement providing for the sale by the holders of the Notes and the common shares, if any, issuable upon conversion of the Notes (the “Registrable Securities”), and to use best efforts to cause such shelf registration statement to be become effective within 180 days after the original issuance of the Notes and to use its best efforts to keep the registration statement effective until such time as all of the Notes and the common shares issuable on the conversion thereof cease to be outstanding or have either (A) been sold or otherwise transferred pursuant to an effective registration statement or (B) are eligible to be sold pursuant to Rule 144(k) or any successor provision, subject to certain exceptions set forth in the Registration Rights Agreement. ProLogis will be required to pay liquidated damages in the form of specified additional interest to the holders of the Notes if it fails to comply with its obligations to register the Notes and the common shares issuable upon conversion of the Notes within specified time periods, or if the registration statement ceases to be effective or the use of the prospectus is suspended for specified time periods. ProLogis will not be required to pay liquidated damages with respect to any Note after it has been converted for common shares. A copy of the Registration Rights Agreement is as an exhibit to this report and is incorporated herein by reference.
     This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits. The following document has been filed as an exhibit to this report and is incorporated by reference herein as described above.

Exhibit No.	Description
4.1	Fourth Supplemental Indenture, dated March 26, 2007, among ProLogis and the Initial Purchasers.

99.1	Press Release, dated March 19, 2007.

99.2	Press Release, dated March 20, 2007.

99.3	Registration Rights Agreement, dated as of March 26, 2007, by and among ProLogis and J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS

Dated: March 26, 2007	By:	/s/ Edward S. Nekritz

Name: Edward S. Nekritz
Title: Managing Director, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Fourth Supplemental Indenture, dated March 26, 2007, among ProLogis and the Initial Purchasers.

99.1	Press Release, dated March 19, 2007.

99.2	Press Release, dated March 20, 2007.

99.3	Registration Rights Agreement, dated as of March 26, 2007, by and among ProLogis and J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC.

4